Exhibit 99.1

Gartner	Press Release

INVESTOR CONTACT:	MEDIA CONTACT:
Henry A. Diamond	Andrew Spender
Group Vice President	Vice President
Investor Relations and Corporate Finance	Corporate Communications
+1 203 316 3399	+1 203 316 3268
henry.diamond@gartner.com	andrew.spender@gartner.com
Gartner Acquires Burton Group
STAMFORD, Conn., January 5, 2010 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today announced that, on December 30, 2009, it acquired Burton Group, Inc. for approximately $56 million in cash. Burton Group is a leading research and advisory services firm that focuses on providing practical, technically in-depth advice to front-line IT professionals. The firm has approximately 41 research analysts, 40 sales and client service associates, and projected 2009 revenue of $30 million.
The acquisition of Burton Group is expected to expand Gartner’s product and service offerings, and increase its IT research market opportunity. The combination is also expected to drive operational efficiencies and cost savings.
Gene Hall, Gartner’s chief executive officer, said, “Gartner has traditionally focused on providing strategic insight to CIOs and senior IT executives, while Burton Group has built a leading niche providing practical, how-to advice to front-line IT professionals. Thus, Burton Group is a great strategic fit for Gartner and should enable us to offer a more complete solution to every level and functional expert within an IT organization. By leveraging our scale and worldwide distribution capabilities, we expect to significantly grow Burton Group’s business over time.”
Jamie Lewis, Burton Group’s chief executive officer, commented, “I am very excited about the opportunities for accelerated growth that Burton Group should have as part of Gartner. By combining our technical depth with Gartner’s global presence and distribution capabilities, we can reach a much broader set of clients with the most complete set of IT research and advisory services available.”
Gartner financed the acquisition through the use of cash on hand and borrowings under its existing line of credit.
Gartner expects the acquisition of Burton Group to be accretive to its revenue, earnings and cash flow over time. On a reported GAAP basis, the transaction is expected to be dilutive to income per share by ($0.12) – ($0.10) in 2010 and accretive to income per share by at least $0.00 – $0.03 in 2011. Excluding estimated acquisition and integration related charges, the transaction is expected to be modestly accretive to income per share in 2010 and add at least $0.04 – $0.06 to income per share in 2011. See “Non-GAAP Financial Measures” for a discussion of income per share, excluding estimated acquisition and integration charges. The Company will provide additional information on the transaction on its fourth quarter 2009 earnings conference call.
The Jordan, Edmiston Group acted as advisor to Burton Group in connection with the transaction.
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About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to approximately 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has approximately 4,100 associates, including 1,100 research analysts and consultants, and clients in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that income per share, excluding estimated acquisition and integration related charges is not a financial measure under generally accepted accounting principles (GAAP). In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with GAAP. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the expected impact of the acquisition of Burton Group on Gartner’s future operating results. We believe that income per share, excluding estimated acquisition and integration related charges, is an important measure of the expected benefits from the acquisition of Burton Group as it excludes charges that may not be indicative of Gartner’s core ongoing operating results.
The following is a reconciliation of the expected impact of the acquisition of Burton Group on income per share, excluding estimated acquisition and integration related charges, to GAAP income per share:

	2010	2011
Expected impact on GAAP income per share	($0.12) – ($0.10)	$0.00 – $0.03
Estimated acquisition and integration related charges (1)	$0.12 – $0.11	$0.04 – $0.03

Expected impact on income per share, excluding estimated acquisition and integration related charges	$0.00 – $0.01	$0.04 – $0.06

(1)	Acquisition and integration related charges primarily consist of amortization for identifiable intangibles, fair value adjustments on pre-acquisition deferred revenue and certain non-recurring costs such as severance and other exit costs.
Safe Harbor Statement
Statements contained in this press release regarding Gartner’s acquisition of Burton Group, the expected benefits from the acquisition and its expected impact on Gartner’s future financial results, as well as all other statements in this release other than recitation of historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, the ability to expand or retain Gartner’s customer base; the ability to grow or sustain revenue from individual customers; the ability to retain the professional staff of research analysts and consultants upon

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whom Gartner is dependent; the ability to achieve and effectively manage growth; the ability to pay Gartner’s debt obligations; the ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; the ability to carry out Gartner’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on Gartner’s businesses and operations; general economic conditions; and other risks listed from time to time in Gartner’s reports filed with the Securities and Exchange Commission, including Gartner’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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